EXHIBIT 99.1

PlanGraphics, d/b/a Integrated Freight, Approves Reverse Stock Split, Relocation to Florida and Name Change

SARASOTA, FL, Aug 19, 2010 (MARKETWIRE via COMTEX) -- PlanGraphics, Inc., d/b/a Integrated Freight (OTCBB: PGRA) (www.integrated-freight.com), announced today that a special stockholders' meeting for the purpose of approving a reverse stock split, a relocation of its State of Incorporation to Florida and a change of its name to Integrated Freight Corporation has been held and the three proposals approved.

Paul Henley, CEO of Integrated Freight, stated, "The approval of these long anticipated actions enables the company to present a more easily understandable explanation of its equity structure."

These actions and the stockholders meeting were the subject of an information statement complying with Regulation 14C under the Securities Act which was filed with the Securities and Exchange Commission and mailed to stockholders on July 26, 2010.

The reverse stock split is in a ratio of one share for each 244.8598 shares outstanding. The effective date will be ten days after submission of notice to the Financial Industry Regulatory Authority, which is expected within five business days. Fractional shares will be paid for at a price of $0.0035, unless the stockholder also has at least one other whole share, in which event the fractional share will be rounded up.

The company is changing its State of Incorporation to Florida from Colorado, by 'domestication' and 'conversion.' In the process of domestication in Florida, the company's name will be changed to "Integrated Freight Corporation." The stockholders' actions for change of State and change of name are subject to state filings, which are expected to be made on Wednesday, August 18, 2010.

The foregoing press release contains forward-looking statements, including statements regarding the company's expectation of its future business and earnings. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company's control. Actual results could differ materially from these forward-looking statements.

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